Exhibit J-3



                            ADMINISTRATION AGREEMENT

         AGREEMENT (the "Agreement"), dated as of April 21, 2004 (the "Effective Date"), by and among NT Alpha Strategies Fund (the "Fund"), a Delaware statutory trust, Caledonian Bank & Trust Limited, as trustee (the "Trustee") of NT Alpha Strategies Series Master Trust, a Unit Trust organized and existing under the laws of the Cayman Islands (the "Trust"), and Northern Trust Investments, N.A., a national banking association (the "Administrator").

                                  WITNESSETH:

         WHEREAS, the Fund is registered as an closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund and the Trust desire to retain the Administrator to render certain administrative services with respect to the Fund and the Trust, as the same may be amended from time to time by the parties hereto, and the Administrator is willing to render such services.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions.
         -----------

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Advisory Agreement" shall mean the Investment Management Agreement between the Fund and Northern Trust Global Advisors, Inc. made as of April 21, 2004, as currently in effect and as amended and/or superseded from time to time.

                  (b) "Assign" and "Assignment" shall have the same meaning herein as the term "assignment" has in the 1940 Act.

                  (c) "Authorized Person" shall be deemed to include (i) any Board Member or officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to the Administrator from time to time.

                  (d) "Board Members" shall mean the Trustees of the governing body of the Fund.

                  (e) "Board of Trustees" shall mean the Board of Trustees of the Fund.

                  (f) "By-Laws" shall mean the By-Laws of the Fund as the same may be amended from time to time.

                  (g) "Commission" shall mean the Securities and Exchange Commission.

                  (h) "Confidential Offering Memorandum" shall mean the Fund's Confidential Offering Memorandum, including any supplements thereto if any.

                  (i) "Custodian" refers to any custodian or subcustodian of securities and other property, which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a custody agreement.

                  (j) "Declaration of Trust" shall mean the Declaration of Trust of the Fund, as the same may be amended from time to time.

                  (k) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (l) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by the Administrator from a person reasonably believed by the Administrator to be an Authorized Person.

                  (m) "Units" refers collectively to such Units of capital stock or beneficial interest, as the case may be, or class thereof, of the Fund as may be issued from time to time.

                  (n) "Written Instructions" shall mean a written communication signed by a person reasonably believed by then Administrator to be an Authorized Person and actually received by the Administrator. Written instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

2.       Appointment of the Administrator.
         --------------------------------

         The Fund and the Trust hereby appoint The Administrator for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. This Agreement shall be effective and binding on the parties hereto as of the effective Date

3.       Duties of the Administrator.
         ---------------------------

         3.1 Subject to the general supervision of the Board of Trustees, the Administrator shall provide supervision of all aspects of the Fund's operations and the Trust's operations and perform the customary services of an administrator, including but not limited to the corporate secretarial, treasury and blue sky services set forth in Schedule A to this Agreement

         3.2 In performing their duties under this Agreement, the
Administrator: (a) will act in accordance with the Declaration of Trust, By-Laws, Confidential Offering Memorandum and with the Oral Instructions and Written Instructions of the Fund and the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund or the Trust, as necessary and appropriate. Furthermore, the Administrator shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or the Trust and shall not provide any investment advisory services to the Fund or the Trust under this Agreement.

         3.3 In addition to the duties set forth herein, the Administrator shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Administrator and the Fund or the Trust.

         3.4 The services of the Administrator hereunder is not deemed exclusive and the Administrator shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

4.       Recordkeeping and Other Information.
         -----------------------------------

         4.1 The Administrator shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by the Sub-Administrator for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, the Administrator agrees that all such records prepared or maintained by the Administrator relating to the services to be performed by the Administrator hereunder are the property of the Fund or the Trust and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund or the Trust on and in accordance with the Fund's or the Trust's request.

5.       Fund Instructions.
         -----------------

         5.1 The Administrator will have no liability when acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund or the Trust.

         5.2 At any time, the Administrator may request Written Instructions from the Fund or the Trust and may seek advice from legal counsel for the Fund or the Trust, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund, for the Trust or for the Administrator. Written Instructions requested by the Administrator will be provided by the Fund or the Trust within a reasonable period of time.

         5.3 The Administrator, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect the Administrator's right to rely on Oral Instructions.

6.       Compensation.
         ------------

         6.1 The Administrator will from time to time employ or associate with itself such person or persons as the Administrator may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons include officers and employees who are employed by both the Administrator and the Fund. The Administrator shall pay the compensation of such person or persons and no obligation shall be incurred on behalf of the Fund or the Trust in such respect.

         6.2 The Administrator shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory fees; custody and transfer agency fees; fees paid under any service or distribution plan adopted by the Fund; costs of printing and mailing stock certificates; costs of typesetting and printing of the Confidential Offering Memorandum for regulatory purposes and for distribution to existing Unitholders; costs of Unitholders' reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with the Administrator, outside auditing expenses; outside legal expenses; blue sky registration or filing fees; or other expenses not specified in this Section 6.2 which may be properly payable by the Fund. The Administrator shall not be required to pay any blue sky registration or filing fees unless and until they have received the amount of such fees from the Fund.

         6.3 The Fund will compensate the Administrator for the performance of its obligations hereunder in accordance with the fees and charges set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

         6.4 During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with the performance of its duties under
Section 3 and Section 4 hereof, other than those items listed in Section 6.2.

         6.5 Any compensation agreed to hereunder may be adjusted from time to time by the unanimous consent of the parties.

7.       Documents.
         ---------

         In connection with the appointment of the Administrator, the Fund and the Trust shall, on or before the Effective Date, but in any case within reasonable period of time for the Administrators to prepare to perform its duties hereunder, deliver or caused to be delivered to the Administrator the documents set forth in the written schedule of fund documents annexed hereto as Schedule C.

Representations and Warranties.

         7.1 The Administrator represents and warrants to the Fund and the Trust that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform the services contemplated by this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement; and

                  (d) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         7.2 Each of the Fund and the Trust represents and warrants to The Administrator that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into this Agreement; and

                  (c) all proceedings required by said Agreement and Declaration of Trust, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement.

8.       Indemnification.
         ---------------

         8.1 The Fund shall indemnify and hold the Administrator harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Administrator or for which the Administrator may be held to be liable in connection with this Agreement or the Administrator's performance hereunder (a "Claim"), unless such Claim resulted from; (a) the willful misfeasance, bad faith or negligence of the Administrator in the performance of its duties hereunder, or by reason of its reckless disregard thereof; or (b) the Administrator's breach of Section 13 of this Agreement.

         8.2 The Fund agrees and acknowledges that the Administrator has not prior to April 21, 2004 assumed, and will not assume, any obligations or liabilities arising out of the conduct by the Fund or its administrator prior to such date of those duties which the Administrator has agreed to perform pursuant to this Agreement. The Fund further agrees to indemnify the Administrator against any losses, claims, damages or liabilities to which the Administrator may become subject in connection with the conduct by the Fund of such duties prior to April 21, 2004.

         8.3 The Administrator jointly and severally shall indemnify and hold the Fund harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Fund or for which the Fund may be held to be liable in connection with this Agreement or the Fund's performance hereunder (a "Claim"), provided that such Claim resulted from: (a) the willful misfeasance, bad faith or negligence of the Administrator in the performance of its duties hereunder, or by reason of its reckless disregard thereof; or (b) the Administrator's breach of Section 13 of this Agreement.

         8.4 In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold another party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party in writing promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an "Indemnification Claim") against the Indemnifying Party, although the failure to do so shall not relieve the Indemnifying Party, from any liability which it may otherwise have to the Indemnified Party, and the Indemnified Party shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of, any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel of good standing chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. In the event the Indemnifying Party elects to assume the defense of any such Indemnification Claim and retain such counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by the Indemnified Party. In the event that the Indemnifying Party does not elect to assume the defense of any such Indemnification Claim, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section 10 shall survive the termination of this Agreement.

9.       Standard of Care.
         ----------------

         9.1 The Administrator shall at all times act in good faith and agree to use their best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assume no responsibility for loss or damage to the Fund unless said errors are caused by the Administrator willful misfeasance, bad faith or negligence in the performance of their duties hereunder, or by reason of their reckless disregard thereof.

         9.2 Each party shall have the duty to mitigate damages for which another party may become responsible.

         9.3 Without in any way limiting the foregoing, in the event the Administrator shall provide blue sky services to the Fund, the Administrator shall have no liability for failing to file on a timely basis any material to be provided by the Fund or its designee that the Administrator has not received on a timely basis from the Fund or its designee, nor shall the Administrator have any responsibility to review the accuracy or adequacy of materials they receive from the Fund or its designee for filing; nor shall the Administrator have any liability for monetary damages for the sale of securities in jurisdictions where Units are not properly registered, or in jurisdictions where Units are sold in excess of the lawfully registered amount, unless such failure of proper registration or excess sales is due to the willful misfeasance, bad faith or negligence of the Administrator, or the reckless disregard of their duties hereunder. The Administrator shall not be liable for any errors which result from inaccurate or inadequate information reported to the Administrator directly or indirectly from the Fund's transfer agent. The Administrator shall be under no obligation to investigate or confirm the accuracy or adequacy of any information provided to the Administrator by the Fund's transfer agent.

         9.4 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE TO ANY OTHER PARTY FOR CONSEQUENTIAL DAMAGES.

10.      Term and Termination.
         --------------------

         10.1 This Agreement shall be effective on the Effective Date and, unless sooner terminated as provided herein, shall continue until March 31, 2005 (the "Initial Term").

         10.2 Upon the expiration of the Initial Term; this Agreement shall continue automatically for successive one-year terms ("Renewal Terms") with respect to the Fund, provided such continuance is specifically approved at least annually by (i) the Board of Trustees or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Board Members who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

         10.3 The Fund may terminate this Agreement at any time after the Initial Term, with or without cause, and without penalty, on at least sixty
(60) days written notice to the Administrator.

         10.4 The Administrator may terminate this Agreement with respect to itself at any time after the Initial Term, with or without cause, and without penalty, on at least sixty (60) days written notice to the Fund.

         10.5 In the event this Agreement: (a) is terminated by the Fund pursuant to Section 12.5 or Section 12.8 hereof, or (b) is not continued after the expiration of the Initial Term or any Renewal Term, all reasonable expenses associated with the movement of records and materials and conversion thereof to a successor administrator shall be borne by the Administrator, and the Fund shall not be responsible for the Administrator's costs associated with such termination; provided, however, that such expenses shall not exceed $25,000 in the event this Agreement is not continued after the expiration of the Initial Term or any Renewal Term. In the event this Agreement is terminated by the Fund pursuant to any other provision of this Agreement, all reasonable expenses associated with conversion to a successor administrator shall be borne by the Fund.

         10.6 Notwithstanding anything contained in this Agreement to the contrary, unless this Agreement is terminated pursuant to Section 12.5, Section
12.6 or Section 12.8 hereof, should the Fund move any of the services provided by the Administrator hereunder to a successor service provider during the Initial Term, or should, during the Initial Term, all or substantially all of the Fund's assets be merged with or purchased by another entity which does not utilize the services of the Administrator, the Administrator shall be entitled to receive fees from the Fund for the period from the date of such movement, merger or purchase until the end of the Initial Term (the "Unexpired Term"). The fees payable for the Unexpired Term shall be accelerated to the date of such movement, merger or purchase and shall be calculated in accordance with
Section 6.3 herein at the asset levels on such date.

         10.7 The Fund may terminate this Agreement upon its Assignment by the Administrator unless the conditions to an Assignment as set forth in Section 15 hereof have been satisfied.

11.      Confidentiality.
         ---------------

         11.1 The parties agree that the Proprietary Information (defined below) is confidential information of the parties and their respective licensers. The Fund and the Administrator shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Proprietary Information of each other as they would exercise to protect their own Proprietary Information. The Fund and the Administrator may use the Proprietary Information only to exercise their respective rights or perform their respective duties under this Agreement. Except as otherwise required by law, the Fund and the Administrator shall not duplicate, sell or disclose to others the Proprietary Information of the other, in whole or in part, without the prior written permission of the affected party. The Fund and the Administrator may, however, disclose Proprietary Information to their respective employees who have a need to know the Proprietary Information to perform work for the other, provided that the Fund and the Administrator shall use reasonable efforts to ensure that the Proprietary Information is not duplicated or disclosed by their respective employees in breach of this Agreement. The Fund and the Administrator may also disclose the Proprietary Information to independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by confidentiality obligations substantially similar to this Section 14.1. Notwithstanding the previous sentence, in no event shall either the Fund or the Administrator disclose the Proprietary Information to any competitor of the other without specific, prior written consent.

         11.2 Proprietary Information means:

                  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Administrator, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Administrator a competitive advantage over their competitors;

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable;

                  (d) all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of any party hereto which now exist or come into the control or possession of the other; and

                  (e) with respect to the Fund, all records and other information relative to the Fund and its prior, present or potential Unitholders (and clients of such Unitholders).

         11.3 The obligations of confidentiality and restriction on use herein shall not apply to any Proprietary Information that a party proves: (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

                  (a) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

                  (b) Was already in the possession of the party prior to receipt thereof; directly or indirectly, from the other party; or

                  (c) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (d) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Proprietary Information disclosed under this Agreement.

         11.4 Notwithstanding the foregoing, it is hereby understood and agreed by the parties hereto that any marketing strategies, customer profiles or administrative, business plans or similar items prepared or developed by the Administrators for the benefit of the Fund shall be considered the Proprietary Information of the Fund and nothing in this Agreement shall be construed to prevent or prohibit the Fund from disclosing such Proprietary Information to a successor administrator.

         11.5 The obligations of the parties hereto under this Section 13 shall survive the termination of this Agreement.

12.      Force Majeure.
         -------------

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by circumstances beyond such party's reasonable control. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

13.      Assignment and Subcontracting.
         -----------------------------

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be Assigned or otherwise transferred by any party hereto without the prior written consent of the other parties; provided, however, that each party may, in its sole discretion, Assign all its right, title and interest in this Agreement to an entity controlling, controlled by, or under common control with, such party, provided that the Board of Trustees in its sole discretion reasonably determines within ninety
(90) days of receiving written notice of such Assignment that: (i) the financial capacity of a Administrator's assignee is not materially less than that of the Administrator; (ii) the nature and quality of the services to be provided hereunder are not materially adversely affected by such Assignment; and (iii) the quality and capability of the personnel and facilities of the Administrator's assignee are not materially less than those of the Co-Administrator. The Administrator may, in its sole discretion, engage subcontractors to perform any obligations contained in this Agreement that they are otherwise required to perform hereunder, provided that the Administrator shall be responsible for all compensation payable to such subcontractors and shall remain responsible for the acts and omissions of such subcontractors to the same extent that the Administrator is hereunder.

14.      Notice.
         ------

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Administrator shall be sufficiently given if addressed to a party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  Joseph W. McInerney
                  NT Alpha Strategies Fund
                  50 South LaSalle Street - M-23
                  Chicago, IL 60675

                  To the Trust:

                  NT Alpha Strategies Series Master Trust
                  c/o The Northern Trust Company
                  50 South LaSalle Street - M-9
                  Chicago, IL 60675

                  To The Administrator:

                  Craig R. Carberry, Esq.
                  The Northern Trust Company
                  50 South LaSalle Street - M-9
                  Chicago, IL 60675


15.      Governing Law/Venue.
         --------------------

         The laws of the State of Delaware shall govern the interpretation, validity, and enforcement of this Agreement.

16.      Counterparts.
         -------------

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

17.      Captions.
         --------

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

18.      Publicity.
         ---------

         No party shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other parties; provided, however, that a party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other parties.

19.      Entire Agreement; Severability.
         ------------------------------

         19.1 This Agreement, including all Schedules hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against the Fund unless said writing is executed by the Chairman of the Board of Trustees or another person specifically designated by the Board of Trustees. No such writing shall be effective as against the Trust unless said writing is executed by the Trustee or another person specifically designated by the Trustee. No such writing shall be effective as against The Administrator unless said writing is executed by the Vice President, Senior Vice President, Executive Vice President or President of the Administrator. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition,

         19.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement shall remain fully effective.

20.      Board Member and Unitholder Liability.
         --------------------------------------

         This Agreement is executed by or on behalf of the Fund and the obligations hereunder are not binding upon any of the Board Members, officers or Unitholders of the Fund individually.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the Effective Date.

                                           NT ALPHA STRATEGIES FUND

                                           By:   _____________________________
                                           Name: _____________________________
                                           Title:_____________________________


                                           CALEDONIAN BANK & TRUST LIMITED, as
                                           Trustee of NORTHERN TRUST ALPHA
                                           STRATEGIES MASTER SERIES TRUST


                                           By:   _____________________________
                                           Name: _____________________________
                                           Title:_____________________________


                                           NORTHERN TRUST INVESTMENTS, N.A.

                                           By:   _____________________________
                                           Name: _____________________________
                                           Title:_____________________________

                                   SCHEDULE A
                                   ----------

                          DUTIES OF THE ADMINISTRATOR


A. Maintaining office facilities (which may be in the office of the Administrator or a corporate affiliate) and furnishing corporate officers for the Fund.

B. Furnishing data processing services, clerical services, and executive and administrative services and standard stationary and office supplies;

C. Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, as follows:

   o Expense accrual monitoring and payment of the Fund's and the Trust's bills, preparing monthly reconciliation of the Fund's and the Trust's expense reports and updating projections of annual expenses
   o     Determining dividends, if any
   o     Calculating yields and total returns
   o     Preparing materials for review by the Trustees or the Trust's Trustee
   o     Tax and financial counsel
   o Reporting Fund statistical information to investment company reporting services and associations (i.e. Lipper Analytical Services, Inc.)
   o     Compliance testing

D. Preparing and submitting reports to Fund Unitholders and Trust Unitholders and the Commission, including but not limited to, annual reports, semi-annual reports, Form N-SAR, Form N-SCR, Form N-30-D;

E. Preparing and printing financial statements;

F. Preparing monthly Fund profile reports and Trust profile reports;

G. Preparing and filing the Fund's and Trust's federal and state tax returns, as applicable, (other than those required to be filed by the Fund's custodian or transfer agent) and providing Unitholders tax information to the Fund's transfer agent and the Trust's transfer agent, as applicable;

H. Assisting the Fund's investment manager and the Trust's investment manager, at the manager's request, in monitoring and developing compliance procedures for the Fund and the Trust, which will include, among other matters, procedures to assist the manager in monitoring compliance with the Fund's and the Trust's investment objectives, policies, restrictions, tax matters and applicable laws and regulations;

I. Assisting in marketing strategy and product development;

J. Performing oversight/management responsibilities, including the following: o Supervision and coordination of transfer agent o Supervision and coordination of Fund and Trust custodians o Vendor management and invoicing o Daily report coordination o Media relations o Sales literature form and development o Fund operations and coordination o Management of auditor relationship o Oversight of Fund and Trust compliance and tax functions

K. Performing "blue sky" compliance as follows:
   o Effecting and maintaining the registration of Units of the Fund for sale under the securities laws of the jurisdictions listed in the Written Instructions of the Fund, which instructions will include the amount of Units to be registered as well as the warning threshold to be maintained.
   o Filing with each appropriate jurisdiction the appropriate materials relating to the Fund
   o In the event sales of the Units in a particular jurisdiction reach or exceed the warning levels provided in the Written Instructions of the Fund, the Administrator will promptly notify the Fund with a recommendation of the amount of Units to be registered in such jurisdiction and the relevant fee
   o If the Administrator is instructed by the Fund not to register Units in a particular jurisdiction, the Administrator will use its best efforts to cause any sales in such jurisdictions to be blocked, and such sales will not be reported to the Administrators as sales of Units of the Fund

L. Performing corporate secretarial services including the following:
   o Assist in maintaining corporate records and good standing status of Fund in its state of organization
   o Develop and maintain calendar of annual and quarterly board approvals and regulatoryfilings
   o Prepare notice, agenda, memoranda, resolutions and background materials for legal approvals at quarterly and special board meetings and committee meetings; assemble and distribute board materials for board meetings and committee meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues; prepare such periodic and special reports as the Board of Trustee's request
   o     Provide support for written consent votes where needed

M. Monitoring the Fund's and the Trust's arrangements with respect to services provided institutions ("Servicing Agents") to their customers who are the beneficial owners of Units, pursuant to agreements ("Servicing Agreements") between the Fund or the Trust and such Servicing Agents including:
   o Review the qualifications of Servicing Agents wishing to enter into Servicing Agreements
   o     Assist in the execution and delivery of Servicing Agreements
   o Report to the Board of Trustees or the Trust's Trustee with respect to the amounts paid or payable by the Fund or by the Trust from time to time under the Servicing Agreements and the nature of the services provided by Servicing Agents
   o     Maintain appropriate records in connection with their monitoring duties

N. Performing the following legal services:
   o Prepare and file amendments to the Fund's Registration Statement and other filings, as necessary
   o     Prepare and file Forms N-SAR and N-SCR
   o     Prepare and file Annual Reports and Semi-Annual Reports
   o Communicate significant regulatory and or legislative developments to Fund management and Board of Trustees and provide related planning assistance
   o Consult with Fund management regarding portfolio compliance and Fund corporate and regulatory issues as needed
   o Maintain effective communication with Fund Counsel and Independent Trustee Counsel
   o     Arrange D&O/E&O insurance and fidelity bond coverage for Fund
   o     Monitor Fund's assets to assure adequate fidelity bond coverage
   o Assist in monitoring Fund Code of Ethics reporting and provide such reports to the person designated under such Code
   o Monitor litigation by outside counsel and non-routine regulatory matters
   o Assist in managing Securities and Exchange Commission audits of the Fund at the investment manager's place of business
   o     Review sales materials and advertising for compliance
   o Assist in developing compliance guidelines and procedures to improve overall compliance by Fund service providers
   o     Prepare compliance manuals

                                   SCHEDULE B
                                   ----------

         For the services rendered, expenses assumed, facilities furnished and payments made by the Administrator, as provided for in this Agreement, the Fund on the first business day of each month, will pay to the Administrator, a fee for the previous month at the annualized rates listed below.

         1. Standard Annual Fees: 0.10% of the Net Asset Value of the Fund

                                   SCHEDULE C
                                   ----------

                                 FUND DOCUMENTS

    o    Certified copy of the Declaration of Trust of the Fund
    o    Certified copy of the By-Laws of the Fund
    o Copy of the resolution of the Board of Trustees authorizing the execution and delivery of this Agreement
    o    Copies of all agreements between the Fund and its service providers
    o    The Fund's Confidential Offering Memorandum and registration statement